DISTRIBUTION AGREEMENT

THIS AGREEMENT is made this 30th day of June, 2009, by and between Symbollon Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business located at 37 Loring Drive, Framingham, Massachusetts 01702 (the "Company") and Integra Labs, Inc., a Florida corporation, with its principal place of business located at 3065 Porter Street Suite 103 Soquel, CA 95073 (the "Distributor").

WHEREAS, the Company is in the business of developing, marketing, selling and promoting certain iodine-based products, including the Product (defined hereinbelow);

WHEREAS, the Distributor is in the business of distributing nutritional supplements and assures the Company that it has the financial resources, facilities, personnel and expertise necessary to successfully market the Product in the Territory (defined hereinbelow); and

WHEREAS, the Distributor wishes to obtain, and the Company is willing to grant the Distributor, an exclusive right to distribute the Product in the Territory.

NOW, THEREFORE, in consideration of the foregoing premises and the promises hereinafter made by the parties hereto, it is agreed as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, each of the following terms has the meaning set forth thereafter, such meaning to be equally applicable both to the singular and plural forms of the terms herein defined.

“Additional Term” has the meaning set forth in Section 7.1.

"Affiliate" means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with a party through equity ownership, ability to elect directors or direct management and policies, or by virtue of a majority of overlapping directors, and shall include (a) any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with such party to the extent of fifty percent (50%) or more of the equity or voting shares, including shares owned beneficially by such party, (b) each officer, director or partner of such party and (c) for the Distributor, Integra Labs, Inc.

“Agreement” means this agreement, together with all schedules, exhibits and other attachments hereto, now or hereafter appended, as the same may be modified, amended or supplemented from time to time.

“Company” shall mean Symbollon Pharmaceuticals, Inc.

“Confidential Information” means all technical information, data, techniques, knowledge, skill, know-how, experience, trade secrets, developments, formulae, processes, materials and other information of a party which is disclosed or transferred from one party to the other or developed in the course of performance under, or during the term of, this Agreement.  Confidential Information shall not include any of the foregoing that are  (i) in the possession of the receiving party at the time of disclosure as shown by the receiving party’s files and records immediately prior to the time of disclosures; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any improper inaction or action of a party under an obligation of confidentiality; or (iii) lawfully obtained by the receiving party from sources independent of the disclosing party, which sources have a lawful right to disclose such information.

“Contract Year” shall mean each twelve-month period following the Effective Date.

“Dietary Supplement” means a product isolated or purified from foods that is generally sold in medicinal forms not usually associated with food and is demonstrated to have a physiological benefit to maintain healthy physiological systems.

“Distributor” shall mean Integra Laboratories, Inc.

“Effective Date” shall the date first written above.

“Existing Inventory” shall mean the existing inventory of the Product held by the Company which consists of not less than 10,000 60-tablet bottles and 5,000 120-tablet bottles of the Product.

“Initial Term” has the meaning set forth in Section 7.1.

“IoGen Information” shall mean all patents, studies, articles, testimonials and other information which are not considered Confidential Information owned by the Company that relate to the Product.

“Net Sales” means the Distributor’s net sales of the Product upon which the Company is entitled to receive a Royalty in accordance with this Agreement.

“Over-the-Counter (OTC)” means sales which do not require a prescription from a medical doctor or other authorized medical professional.

“Parties” shall refer to the Company and the Distributor.

 “Product” means IoGen™, the Company’s Dietary Supplement for breast health.

“Regulatory Approval” shall refer to any regulatory approval necessary to market a product in a country.

“Royalty” has the meaning set forth in Section 2.4.

“Term” means the Initial Term and any Additional Terms.

“Territory” means all countries that allow OTC sale of the Product without Regulatory Approval as a pharmaceutical product, provided, however, that the Company shall have the right to exclude any country from the Territory for which the Distributor does not have either the ability or the desire to market the Product.  Such right of exclusion may only be exercised in conjunction with Distributor’s written consent that it is not able or does not desire to distribute the Product in such countries.

ARTICLE II
APPOINTMENT OF DISTRIBUTORSHIP

2.1           Distribution Right. The Company hereby appoints and grants Distributor the exclusive and non-assignable right to distribute the Product in the Territory.  To the extent there are countries within the Territory that the Distributor does not have the ability or desire to market the Product, the Company shall have the right to exclude such countries from the Territory.  Such right of exclusion may only be exercised in conjunction with Distributor’s written consent that it is not able or does not desire to distribute the Product in such countries.

2.2           Existing Inventory. The Distributor shall purchase the Existing Inventory from the Company for $30,000. The Distributor shall pay the Company for the Existing Inventory in two installments of $15,000 each, the first payment due within 10 business days of the Effective Date and the second payment within 30 days of the Effective Date.  The Company shall deliver the Existing Inventory to a delivery site specified by the Distributor with such delivery to take place within 5 business days of the tender of the first payment.  The cost of shipping the Existing Inventory shall be paid by the Distributor.  The Distributor shall repackage the Existing Inventory at its own cost.  The Company retains the right to review the label, inserts and other packaging of the Product prior to any public sale of the Product and to restrict any such content which the Company believes is unlawful, discloses Confidential Information or is potentially damaging to the Company or its assets.  Within one week of submission to the Company, the Company will approve a “proof” of the proposed packaging and upon such approval, the Company shall be deemed to have waived any claim hereafter stemming from the approved packaging.

2.3           Manufacturing. The Distributor will assume all manufacturing cost and responsibilities for the Product for sale in the Territory after delivery of the existing inventory.  The Company shall transfer to the Distributor its manufacturing formula and processes which the Company considers Confidential Information.  The Distributor shall use its best efforts to ensure that the Product is manufactured in accordance with all applicable laws governing its intended use and that the Product meets all relevant release testing specifications.  The Company agrees not to manufacture the Product, or a competitive product, for sale in the Territory, but the Company shall be free to manufacture the Product for sale in countries outside the Territory.

2.4           Royalty. The Distributor shall pay the Company a royalty as specified on Exhibit 2.4 for all Net Sales whether sold directly to the ultimate end user by the Distributor or sold to an intermediate party for further sale to the ultimate end user.  The royalty shall be paid on the Net Sales from the Existing Inventory.

2.5.           Competitive Products. The Distributor agrees not to represent or sell other products which are reasonably deemed to be competitive with the Product unless agreed to in writing by the Company.

2.6           Milestones/Minimum Sales. This Agreement, and the rights granted hereunder by the Company, shall be terminable in accordance with Section 7.4, if the Distributor does not achieve the milestones and minimum Net Sales requirements listed in Exhibit 2.6 attached hereto.

ARTICLE III
MARKETING AND SUPPORT

3.1           Sales and Marketing. The Distributor will assume all sales and marketing costs and responsibilities for the Product in the Territory and to use its best efforts to promote the sale and distribution of the Product in the Territory.

3.2           Advertising and Labeling. The Distributor shall be responsible for ensuring that all labeling and advertising for the Product is compliant with all applicable laws and regulations.

3.3           Trademarks.  During the term of this Agreement, the Distributor shall have the right to promote and sell the Product under the Company’s trademark, IoGen™, provided, however, that the trademark shall be and remain the property of the Company.

3.4           Internet Web Sites. The Company shall grant the Distributor the right to use its web sites, www.buyiogen.com and www.mybreastpain.com.  The Company retains the right to review the content of these web sites prior to any public dissemination of such content and to restrict any such content which the Company believes is unlawful, discloses Confidential Information or is potentially damaging to the Company or its assets.

3.5           IoGen Information. The Company shall grant the Distributor the right to use and reference the IoGen Information in its marketing efforts for the Product.  The Company retains the right to review any public use of the IoGen Information prior to any public dissemination of such IoGen Information and to restrict the use of any IoGen Information which the Company believes is unlawful, discloses Confidential Information or is potentially damaging to the Company or its assets.

ARTICLE IV
PAYMENT

4.1           Timing of Royalty Payments.  Royalties payable under Section 2.4 will be paid without deduction, counterclaim or set-off not later than five (5) business days following the end of each calendar month and each such payment shall be accompanied by a report in writing showing the calendar week for which such payment applies, the applicable Net Sales for the calendar month, the calculations used to compute said amounts, including the quantity and description of the Product, and the royalties due on such Net Sales.

4.2           Records of Net Sales.  The Distributor shall keep and cause its Affiliates to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement.  The records and books shall be open for inspection during business hours upon reasonable notice by the Company or an independent certified accountant selected by the Company for the purpose of verifying the amount of payments due and payable.  Said right of inspection may be exercised not more than once in any calendar year, but will exist for five (5) years from the date of origination of any such record, and this requirement and right of inspection shall survive any termination of this Agreement.  The Company shall be responsible for all of its expenses or its independent accountants associated with such inspection.  However, in the event that such inspection reveals an underpayment of amounts due hereunder in excess of ten percent (10%), then said inspection shall be at the expense of the Distributor and the amount of such underpayment shall bear interest at the rate of one and one-half percent (1.5%) per month, commencing on the date the obligation to pay such underpayment initially accrued hereunder.  If such inspection reveals an overpayment hereunder, the Company shall credit such overpayment against the next payment due hereunder.

4.3           Payments.  Any payments to be made by the Distributor under this Agreement will be paid by wire in U.S. dollars.

ARTICLE V
PROPRIETARY RIGHTS AND PUBLICATIONS

5.1           Confidential Information.  All Confidential Information which is disclosed by one Party to the other during the term of this Agreement shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing party, except to the extent that such Confidential Information:

(a)	is required to be disclosed to governmental agencies in order to gain approval to sell the Product, or
(b)
is necessary to be disclosed to agents, consultants and/or other third parties for the sale and marketing of the Product, which entities first agree in writing to be bound by the confidentiality obligations contained in this Agreement.

The confidentiality obligations of the Parties shall continue in full force and effect for a period of five (5) years following the termination of this Agreement.

5.2           Use of the Company Name. The Company expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name, except as specified in this Agreement or as expressly authorized by the Company in writing.

5.3           Joint Disclosures.  The Parties will jointly discuss and agree on the release of any statement to the public regarding the execution and the subject matter of this Agreement, the details of research to be conducted under this Agreement, or any other material terms of this Agreement, subject in each case to disclosure otherwise required by law or regulation, including applicable securities laws.

ARTICLE VI
WARRANTIES/INDEMNIFICATION/INSURANCE

6.1           Representations and Warranties.  The Company represents and warrants to the Distributor that, to the best of its knowledge as of the Effective Date, the manufacture and sale of the Product in the Territory does not infringe any rights of third parties.  The Company further represents and warrants that, to the best of its knowledge, the Existing Inventory was manufactured according to our manufacturing specifications and in accordance with applicable laws.  The Distributor represents and warrants to the Company that, to the best of its knowledge, the Product shall be manufactured according to its manufacturing specifications and in accordance with applicable laws.

6.2           Disclaimer.  EXCEPT AS SET FORTH ABOVE IN THIS ARTICLE 6, THE COMPANY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR IN WRITING, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO VALIDITY, ENFORCEABILITY, NON-INTERRUPTION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR THE LIKE WITH RESPECT TO THE MANUFACTURE AND SALE OF THE PRODUCT IN THE TERRITORY.  IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE DISTRIBUTOR AND ANY OTHER PARTY.

6.3           Indemnification.  Each Party shall indemnify, defend and hold harmless the other Party, its directors, officers, employees and agents and their respective successors, heirs and assigns (the "Indemnitees") against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments relating to, or arising out of (a) any breach of the indemnifying party's representations, warranties, agreements or covenants in this Agreement, including without limitation the confidentiality obligations set forth in Article 5, and (b) any other activities to be carried out by the indemnifying party, its Affiliate(s) or agents under this Agreement (including, without limitation, with respect to the Distributor, the manufacture, promotion and sale by the Distributor or by any Affiliate or agent of the Distributor, of the Product).

6.4           Insurance.  At all such times as the Product is being tested, distributed or sold by the Distributor or any Affiliate or agents of the Distributor, the Distributor shall, at its sole cost and expense, procure and maintain policies of product liability insurance in such scope and coverage consistent with commercially reasonable practices normally exercised under similar circumstances consistent with good business judgment, (except for the initial inventory purchased from the company).  The Distributor shall provide the Company with written notice of such insurance coverage upon request by the Company.  The Distributor shall provide the Company with written notice immediately upon receipt by the Distributor of notice of any pending cancellation, non-renewal or material change in such insurance, and shall obtain replacement insurance providing comparable coverage prior to any such cancellation, non-renewal or material change.  The Distributor shall maintain such product liability insurance beyond the termination of this Agreement during (a) the period that the Product is being tested, distributed or sold by the Distributor or by any Affiliate or agent of the Distributor and (b) a reasonable period after the period referred to in the preceding clause (a).

6.5           Additional Indemnification Obligations.    In the event any action is commenced or claim made or threatened against one or more of the Indemnitees as to which a Party to this Agreement may be obligated to indemnify it or them or hold it or them harmless, such Indemnitee(s) shall promptly notify such Party of such event.  Such Party shall assume the defense of, and may settle (with the applicable Indemnitee's consent, such consent not to be unreasonably withheld), with counsel of its own choice (reasonably acceptable to the other Party to this Agreement and the applicable Indemnitee(s)) and at its sole expense such claim or action.  Any Indemnitee may participate in the defense of any such claim or action with counsel of its own choice at its own expense.  No Party shall be liable to the other Party or other Indemnitee(s) on account of any settlement of any such claim or action effected without its prior written consent, which shall not be unreasonably withheld.  Notwithstanding any provision herein to the contrary, the Distributor shall take no action relating to, and the Company may withhold its consent in its sole discretion to, the settlement of any matter which may affect the right to manufacture and sell the Product; provided that if the Company withholds its consent, then the Company agrees to share thereafter 50/50 in any subsequent expenses attributable to such claims made or settlement paid by the Distributor, including without limitation fees paid to outside counsel or a consultant, and reasonable travel expenses, but not including any part of any salary of any employee of the Distributor.

ARTICLE VII
TERM AND TERMINATION

7.1           Term.  This Agreement will become effective on the Effective Date and, unless terminated under another specific provision of this Agreement, will remain in effect until the fifth (5th) anniversary of this Agreement (the “Initial Term”).  Unless terminated pursuant to a provision in the Agreement during either the Initial Term or any subsequent term, the term of this Agreement shall be automatically renewed for successive five (5) year terms (the “Additional Terms”).

7.2           Termination Events.  Upon the occurrence of any of the events set forth below, either Party, as applicable, shall have the right to terminate this Agreement by giving written notice of termination, to be effective as described herein:

(a) non-payment of any amount payable to such Party hereunder continuing ten (10) calendar days after receipt of written notice of such non-payment;

(b)  failure by the other Party in any material respect (other than matters which are covered by clause (a) above) to observe or perform any of the provisions of this Agreement on the other Party's part to be observed or performed, if such failure is not remedied within thirty (30) calendar days after receipt of notice specifying such failure;

(c)   effective upon receipt of notice, if the other Party (i) applies for or consents to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its assets, (ii) makes a general assignment for the benefit of creditors, (iii) is adjudicated a bankrupt or insolvent, (iv) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law or any answer admitting the material allegations of the petition filed against it in any bankruptcy, reorganization or insolvency proceeding or (v) takes corporate action for the purpose of effecting any of the foregoing; and

(d)  effective upon receipt of notice, an order or judgment or decree shall be entered, without the application, approval or a consent of the other Party by any court of competent jurisdiction, approving a petition seeking reorganization of such Party or appointing a receiver, trustee or liquidator of such Party, or all or a substantial part of its assets and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

7.3           Termination by the Distributor.  The Distributor may terminate this Agreement for any reason, or for no reason, by giving the Company a notice of termination to be effective upon a termination date set forth by the Distributor in such notice, which termination date shall not be sooner than sixty (60) days after the date of the written notice.  Such notice shall be deemed by the Parties to be final and, immediately upon receipt of such notice of termination, all rights granted to the Distributor hereunder shall revert to the Company, including the right to manufacture and sell the Product in the Territory.

7.4           Termination by the Company. The Company may terminate this Agreement effective upon giving the Distributor a notice of termination upon the Distributor’s failure to achieve any of the milestones or minimum Net Sales requirements specified in Exhibit 2.6.

7.5           Effects of Termination.  If this Agreement is terminated, upon such termination, all rights granted hereunder by the Company to the Distributor, including the manufacture and sale of the Product shall revert to the Company without charge and free of any and all liens, claims, security interests and other encumbrances, and the Distributor agrees to execute all such further documents as may be reasonably required to effect such assignment.  No exercise by either Party of any right of termination shall constitute a waiver of any right of that Party for recovery of any monies then due to it hereunder or any other right or remedy such Party may have at law, in equity or under this Agreement.

7.6           Survival.  Termination of this Agreement for whatever reason shall be without prejudice to the settlement of the rights and obligations of the Parties arising out of this Agreement prior to the date of termination, including, without limitation:  (a) obligations to pay Royalties and other sums accruing hereunder, (b) the right to complete the manufacture and sale of the Product which qualify as "work in process" under generally accepted cost accounting standards or which are in stock at the date of termination or returned to stock after the date of termination, and the obligation to pay Royalties on Net Sales of the Product, (c) obligations for record keeping and accounting reports for so long as the Product is sold pursuant to the preceding clause (b), (d) the right to inspect books and records as described in Section 4.2, (e) obligations of insurance, defense and indemnity under Article 6, (f) any cause of action or claim accrued or to accrue because of any breach or default by the other Party hereunder, (g) obligations of confidentiality under Article 5, (h) the Parties shall return or destroy promptly all Confidential Information provided to them under this Agreement, and (i) all of the terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

ARTICLE VIII
FUTURE PRODUCT DEVELOPMENT

8.1           Modifications/Improvements. The Parties shall collaborate on the development of certain modifications and improvements to the Product.  Any such modified or improved formula for the Product shall be governed by the terms of this Agreement.

8.2           Future Product Opportunities. The Parties intend to work together to identify future OTC product opportunities incorporating the Company’s iodine technology.  Any such future product opportunities shall be distributed by the Distributor.  If the Company identifies any such product opportunities, the Company agrees to discuss any such product opportunities with the Distributor, including the estimated market size, manufacturing costs and development expenses, prior to pursuing such product opportunity with a third party.  The Distributor shall have sixty (60) days to evaluate the product opportunity.  To the extent that the Parties can not mutually agree to collaborate on any particular product opportunity, the Company shall be free to commercialize such product opportunity without restriction.

ARTICLE IX
GENERAL PROVISIONS

9.1           Notice or Communication. Any notice or communication required or permitted hereunder shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses shown on the first page of this Agreement or to such changed address as any Party entitled to notice shall have communicated in writing to the other Party.  Any notices or communications to either Party hereunder shall be deemed to have been given when deposited in the mail, addressed to the then current address of such Party.  Any such notice or communication so mailed shall be deemed delivered and effective seventy-two (72) hours after mailing thereof in the United States.

9.2           Governing Law; Jurisdiction and Venue.  With regard to any claim or controversy initiated by the Distributor related to this contract or any breach thereof, this Agreement shall be governed by the internal laws of The Commonwealth of Massachusetts (without regard to conflict of law provisions), and with regard to any claim or controversy initiated by the Company related to this contract or any breach thereof, this Agreement shall be governed by the internal laws of the State of California (without regard to conflict of law provisions).  Any claim or controversy arising out of or related to this contract or any breach thereof, shall be submitted to United States District Court, District of Massachusetts if such claim or controversy if initiated by the Distributor and to United States District Court, District of California if such claim or controversy if initiated by the Company, and the Parties hereby consent to the jurisdiction and venue of such courts.

9.3           Waiver.  Except as specifically provided for herein, the waiver from time to time by either Party of any of its rights or a Party's failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

9.4           Enforceability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to the Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, and in the event that the Parties are unable to agree upon a reasonable acceptable alternative, then the Parties agree that a submission to arbitration shall be made to establish an alternative to such invalid or unenforceable term, covenant or condition of this Agreement or the application thereof, it being the intent that the basic purposes of this Agreement are to be effectuated.

9.5           Entire Agreement and Amendment.  This Agreement contains the entire understandings of the Parties with respect to the matters contained herein, and supersedes all prior agreements, oral or written, and all other communication between them relating to the subject matter hereof.  The Parties hereto may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officers of both Parties hereto.

9.6           Independent Contractor.  The Distributor shall conduct its business in the manufacture and sale of the Product as a principal for its own account and at its own expense and risk.  Nothing herein shall be deemed to establish a relationship of principal and agent, or any similar relationship, between the Company and the Distributor, nor any of their respective agents or employees, for any purpose whatsoever.  This Agreement shall not be construed as constituting the Company and the Distributor as partners, or as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

9.7           Headings.  The headings of the several Articles and Sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.8           Further Instruments.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such further acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.9           Force Majeure.  Performance of a Party's obligations hereunder (other than the payment of money or the failure by the Distributor to provide insurance pursuant to Section 6.4) may be delayed if (a) such performance is delayed by causes beyond that Party's reasonable control, including, but not limited to, acts of God, war, riot, epidemics, fire, flood, insurrection, or acts of civil or military authorities, and (b) such delaying Party is at all times working diligently to correct the matter causing the delay and otherwise performing as required under the Agreement.  Notwithstanding the foregoing, the Parties shall remain liable for all obligations incurred by them prior to any termination of this Agreement.

9.10           Assignment. This Agreement constitutes a personal contract and the Distributor shall not transfer or assign same or any part thereof without the advance written consent of the Company.  Except as expressly set forth in this Agreement, this Agreement shall not be assignable by the Distributor without the prior written consent of the Company and any attempt to assign (directly or indirectly) this Agreement, without such consent, shall be void from the beginning.  The Distributor may assign this Agreement without the Company's consent to any purchaser of, or successor in interest to, all or substantially all of the Distributor's business to which this Agreement relates if, and only if, the  intended successor or purchaser agrees in writing (a) to accept and be bound by all of the terms and conditions of this Agreement and (b) to devote at least the same efforts and resources to performance hereunder as the Distributor exerted immediately before the assignment.  The Company may assign this Agreement if such assignee agrees in writing to accept and be bound by all of the terms and conditions of this Agreement.

9.11           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  One or more counterparts may be delivered via telecopier and any such telecopied counterpart shall have the same force and effect as an original counterpart hereto.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

SYMBOLLON PHARMACEUTICALS, INC.

By:_/s/ Paul C. Desjourdy________________
      Paul C. Desjourdy, President

INTEGRA LABS, INC.

By:_/s/ Martha E. Herrod________________
      Martha E. Herrod, CEO

EXHIBIT 2.4
ROYALTIES

       Retail                                               Wholesale
Product                                Size                                         Royalty                                      Royalty

IoGen™                                30-day supply                                           $* per bottle                                           $* per bottle

The retail royalty shall be paid on all sales by the Distributor, or any Affiliate, to the ultimate end user of the Product. The wholesale royalty shall be paid on all sales by the Distributor, or any Affiliate, to a retail outlet that purchases the Product for resale to the ultimate end user.  To the extent that the Distributor desires to sell the Product in other sizes, the Company’s royalty rates shall be adjusted proportionally (for example, a 60-day supply would increase the per bottle retail royalty to $*).  For each Contract Year during the Additional Terms, the Royalty shall be increased by the same percentage increase in the sales price that occurs for the Product.   No royalty shall be due on Product that is given away as a promotion.

*  denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2.

EXHIBIT 2.6
MILESTONES/NET SALES MINIMUMS REQUIREMENTS

Time Period	Milestone/Net Sales Minimums
75 calendar days after Effective Date -	Revised web site open for commerce
6 months after Effective Date -	Net Sales of at least $* for period
First Contract Year -	Net Sales of at least $* for year
Second Contract Year -	Net Sales of at least $* for year
Third Contract Year -	Net Sales of at least $* for year
Fourth Contract Year -	Net Sales of at least $* for year
Fifth and each Subsequent Contract Year -	Net Sales of at least $* each year

*  denotes redacted confidential information for which confidentiality treatment is being requested pursuant to Rule 24b-2.